Exhibit 99.1

Contact:                 Robert Mercer

DIRECTV, Inc.

(310) 964-4683

The DIRECTV Group Elects Nancy Newcomb

to its Board of Directors

NEW YORK, NY, Feb. 7, 2006 – The DIRECTV Group, Inc. (NYSE: DTV) announced today that Nancy Newcomb has been elected to the company’s board of directors and to the Audit Committee of the board.  The election of Ms. Newcomb, whose appointment is effective immediately,  increases the company’s board to 11, seven of whom are independent directors.

Ms. Newcomb, age 60, served in senior management positions at Citigroup from 1988 until her retirement in 2004.  She was Senior Corporate Officer, Risk Management from May 1998 until 2004.  Previously, she was Customer Group Executive of Citicorp from December 1995 to April 1998, Division Executive, Latin America from September 1993 to December 1995 and Principal Financial Officer from January 1988 to August 1993.

“Nancy is a welcome addition to our board,” said Chase Carey, president and CEO of The DIRECTV Group.  “Her strong financial background and wealth of experience will serve our board and shareholders well.”

Commenting on her election to The DIRECTV Group Board, Ms. Newcomb said, “I am happy to join the board of DIRECTV and I look forward to sharing my experience and contributing to the future success of the company.”

Ms. Newcomb is a member of the Board of Directors of Moody’s Corporation and serves on its Audit Committee and Governance and Compensation Committee.  She is also a member of the Governing Council of the Van Leer Group Foundation, the Netherlands, and Co-Chair of the Board of the New York Historical Society.

About DIRECTV Group
DIRECTV (NYSE: DTV) is a world-leading provider of digital multichannel television entertainment services. DIRECTV is approximately 34 percent owned by News Corporation. DIRECTV, Inc. is the nation’s leading digital television service provider with more than 15 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc.

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